UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2017 (May 23, 2017)

GEMPHIRE THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37809	47-2389984
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

17199 N. Laurel Park Drive, Suite 401

Livonia, Michigan 48152

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 681-9815

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer

On May 30, 2017, Gemphire Therapeutics Inc. (the “Company”) announced that Mina Sooch is leaving the Company, effective as of May 23, 2017 (the “Separation Date”).

Pursuant to a Separation and Release Agreement entered into between the Company and Ms. Sooch on May 30, 2017 (the “Separation Agreement”), Ms. Sooch will no longer serve as President and Chief Executive Officer and a Director of the Company effective as of May 23, 2017. In connection with Ms. Sooch’s resignation from the Board of Directors (the “Board”) of the Company, the Board has reduced its size from seven directors to six directors.

Ms. Sooch will receive certain benefits that she is entitled to receive under her Employment Agreement dated April 15, 2016 in connection with Ms. Sooch exercising her termination rights for good reason.  Accordingly, under the Separation Agreement, the Company has agreed (1) to pay Ms. Sooch a lump sum equal to $534,375, which includes Ms. Sooch’s $450,000 annual base salary plus a $84,375 pro rata bonus for 2017, (2) that all of Ms. Sooch’s outstanding stock options will (a) vest as if Ms. Sooch was employed by the Company through August 4, 2019 and (b) remain exercisable until the final termination date of such option awards under the applicable award agreement, (3) to pay $2,200, the monthly cost of premiums for continued health insurance coverage during the twelve-month period following Ms. Sooch’s separation from the Company, provided Ms. Sooch does not qualify for health care coverage from another employer during that period and (4) to reimburse Ms. Sooch for reasonable expenses incurred through the separation date that are reviewed and approved according to Company policy. Through the end of the period that is two years from the Separation Date, Ms. Sooch has agreed not to engage in certain customary standstill restrictions.

Appointment of Interim President and Chief Executive Officer

Effective as of May 23, 2017, the Board of the Company appointed Dr. Steven Gullans as the Company’s Interim President and Chief Executive Officer.  Dr. Gullans will continue to serve as a director of the Company.

Dr.  Gullans, age 64, has served as a member of our Board since April 2016. He is a Managing Director at Excel Venture Management, LLC (“Excel”), one of our greater than 5% stockholders. Excel is a Boston-based venture capital firm which he co-founded and where he has been employed since February 2008. At Excel, he focuses on investing in life science technology companies with a particular interest in disruptive platforms that can impact multiple industries. Prior to Excel, Dr. Gullans co-founded RxGen, Inc., a pharmaceutical services company where he served as chief executive officer from January 2004 to February 2008. Dr. Gullans is currently a director at Cleveland HeartLab, Inc., a cardiovascular diagnostics company that spun out of the Cleveland Clinic; Molecular Templates, Inc., a clinical stage biotechnology company; N-of-One, Inc., an oncology diagnostics company; and Orionis Biosciences LLC, a drug development company. He was previously a board member of Activate Networks, Inc. which was acquired by Decision Resource Group; BioTrove, Inc. which was acquired by Life Technologies Corporation; Biocius Life Sciences, Inc. which was acquired by Agilent Technologies Inc.; nanoMR Inc. which was acquired by DNA Electronics Ltd; and Tetraphase Pharmaceuticals, Inc. which went public in 2013. Previously Dr. Gullans was a faculty member at Harvard Medical School and Brigham and Women’s Hospital for almost 20 years. Dr. Gullans holds a B.S. from Union College and a Ph.D. from Duke University. He is a Fellow of the American Heart Association and the American Association for the Advancement of Science.

In connection with the appointment of Dr. Gullans as the Company’s Interim President and Chief Executive Officer, the Board removed Dr. Gullans from the Compensation Committee and the Nominating and Corporate Governance Committee.

Pursuant to the offer letter entered into with Dr. Gullans, in consideration for Dr. Gullan’s service as Interim President and Chief Executive Officer, he will receive an option to purchase 60,000 shares of common stock vesting monthly in equal increments over a 12 month period, subject to acceleration upon the appointment of a replacement Chief Executive Officer. The compensation he currently receives as a member of the Board will remain unchanged. Dr. Gullans will be able to participate in the benefit programs and arrangements to the extent available to Company employees. Also in connection with Dr. Gullan’s appointment as Interim President and Chief Executive Officer, Dr. Gullans executed our standard form of confidential information and invention assignment agreement.

Item 7.01 Regulation FD Disclosure.

On May 30, 2017, the Company issued a press release announcing the above management changes.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished, shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit	Description

99.1	Press Release dated May 30, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEMPHIRE THERAPEUTICS INC.

Dated: May 30, 2017

	By:	/s/ Jeffrey S. Mathiesen
Jeffrey S. Mathiesen
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated May 30, 2017.